Exhibit 99.1

HANCOCK FABRICS REPORTS THE LARGEST YEAR OVER YEAR INCREASE IN OPERATING INCOME FOR A QUARTER SINCE 2008 - A $6.8 MILLION INCREASE IN THE FOURTH QUARTER

BALDWYN, MS, April 26, 2013 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced improved financial results for its fourth quarter ended January 26, 2013 and full fifty-two weeks of fiscal 2012.

Financial results for the fourth quarter include:

●

Net sales for the quarter increased to $81.7 million compared to $81.4 million for the fourth quarter of last year. Comparable store sales for the quarter increased 1.4% on top of a 4.5% increase for the fourth quarter last year.

●	Gross profit for the quarter increased by 330 basis points to 39.1% compared to 35.8% in the prior year.

●

Selling, general and administrative expenses for the quarter, including depreciation and amortization, improved this quarter by 510 basis points to 35.6% of sales down from 40.7% of sales in the prior year quarter.

●	Operating income increased 171% to $2.8 million compared to an operating loss of $4.0 million in the fourth quarter last year, this is an increase of $6.8 million.

●

EBITDA, which is earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, increased $6.4 million or 290% to a positive $4.2 million this quarter from a negative $2.2 million for the fourth quarter of last year.

●	Net loss was $0.6 million, or $0.03 per basic share, in the fourth quarter of fiscal 2012 compared to a net loss of $5.2 million, or $0.26 per basic share in the fourth quarter of fiscal 2011.

●

The Company refinanced its revolver and subordinated debt during the quarter. At quarter end, the Company had outstanding borrowings under its revolving line of credit of $41.4 million, $15.0 million on term loans and outstanding letters of credit of $6.0 million. Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $20.0 million. The balance of the Company’s subordinated debt was $13.3 million at quarter end, and the remaining unamortized warrant discount on this debt was $379,000.

Fiscal 2012 financial results include:

●

Net sales for the year increased $6.0 million to $278.0 million compared to $272.0 million for last year. Comparable store sales for the year increased 2.9% compared to a decrease of 0.8% for last year.

●

Gross profit was 40.3% compared to 41.4% for last year, a deleverage of 110 basis points. The deleverage for the year, was mainly driven by promotional activity in the first three quarters of the year. As reported above, the gross profit for the fourth quarter improved over the same period last year.

●	Selling, general and administrative expenses for the year, including depreciation and amortization, improved 310 basis points to 40.7% of sales down from 43.8% of sales in the prior year.

●	Operating results for 2012 improved by $5.3 million to an operating loss of $1.2 million compared to an operating loss of $6.5 million in the previous year.

●	EBITDA, which is earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, increased $4.5 million to a positive $4.1 million from a negative $0.4 million for the prior year.

●	Net loss was $8.5 million or $0.42 per basic share, for fiscal 2012, compared to a net loss of $11.3 million, or $0.57 per basic share for fiscal 2011.

Commenting on the results, Steve Morgan, President and Chief Executive Officer said, “We are pleased to report improved performance in the fourth quarter and the momentum that it brings us going into 2013. Operating income was up $6.8 million over last fourth quarter and although we had a net loss of $0.6 million for the fourth quarter, this included one time refinancing expenses of $1.5 million. We feel that the decision to refinance early even though it was not planned at the beginning of the year, despite the resulting negative impact to the fourth quarter results, had a positive impact as we expect it to provide us stability for the next four years.”

Morgan continued, “With our full leadership team in place and the momentum from the fourth quarter we expect that 2013 will continue with the trend we saw in the fourth quarter. We have now completed fifteen consecutive months of positive comparable sales.”

Store Openings, Closings and Remodels

During 2012, the Company opened one store, closed 3 stores and relocated 8 units, ending the year with 261 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 261 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

James B. Brown

Executive Vice President and

Chief Financial Officer

662.365.6112

Forward-looking Statements

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to the following: our business and operating results may be adversely affected by the general economic conditions and the slow economic recovery following the ongoing financial crisis; intense competition and adverse discounting actions taken by competitors, which could have a material effect on our operations; our merchandising initiatives and marketing emphasis may not provide expected results; changes in customer demands and failure to manage inventory effectively could adversely affect our operating results; our inability to effectively implement our growth strategy and access funds for future growth may have an adverse effect on sales growth; our ability to attract and retain skilled people is important to our success; we have significant indebtedness and interest rate increases could negatively impact profitability; our business is dependent on the ability to successfully access funds through capital markets and financial institutions and any inability to access funds may limit our ability to execute our business plan and restrict operations we rely on for future growth; significant changes in discount rates, actual investment return on pension assets, changes in consumer demand or purchase patterns and other factors could affect our earnings, equity, and pension contributions in future periods; business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs; tightening of purchase terms by suppliers and their factories may have a negative impact on our business; we are vulnerable to risks associated with obtaining merchandise from foreign suppliers; transportation industry challenges and rising fuel costs may negatively impact our operating results; delays or interruptions in the flow of merchandise between our suppliers and/or our distribution center and our stores could adversely impact our operating results; changes in the labor market and in federal, state, or local regulations could have a negative impact on our business; taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments; our current cash resources might not be sufficient to meet our expected near-term cash needs; a disruption in our data processing services would negatively impact our business; a failure to adequately maintain the security of confidential information could have an adverse effect on our business; failure to comply with various laws and regulations as well as litigation developments could adversely affect our business operations and financial performance; we may not be able to maintain or negotiate favorable lease terms for our retail stores; changes in accounting principles may have a negative impact on our reported results; our results may be adversely affected by serious disruptions or catastrophic events, including geo-political events and weather; changes in newspaper subscription rates may result in reduced exposure to our circular advertisement; unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, results of operations, cash flow and financial condition; new regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers; there are risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”; our stock price has been volatile and could decrease in value; future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock; we do not expect to pay cash dividends on shares of our common stock for the foreseeable future and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission (“SEC”) filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 26, 2013 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

HANCOCK FABRICS, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)

	January 26,	January 28,
(in thousands, except for share amounts)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$4,062	$2,648
Receivables, less allowance for doubtful accounts	3,817	3,993
Inventories, net	101,245	95,925
Prepaid expenses	2,552	3,069
Total current assets	111,676	105,635

Property and equipment, net	33,571	36,275
Goodwill	2,880	2,880
Other assets	2,405	1,597
Total assets	$150,532	$146,387

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,702	$19,350
Accrued liabilities	13,995	16,306
Total current liabilities	32,697	35,656

Long-term debt obligations, net	69,374	49,373
Capital lease obligations	2,807	2,947
Postretirement benefits other than pensions	2,481	2,429
Pension and SERP liabilities	35,115	35,683
Other liabilities	5,567	6,428
Total liabilities	148,041	132,516

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
34,978,210 and 33,914,711 issued and
21,570,797 and 20,511,123 outstanding, respectively	350	339
Additional paid-in capital	90,720	90,013
Retained earnings	96,426	104,936
Treasury stock, at cost, 13,407,413
and 13,403,588 shares held, respectively	(153,740)	(153,737)
Accumulated other comprehensive loss	(31,265)	(27,680)
Total shareholders' equity	2,491	13,871
Total liabilities and shareholders' equity	$150,532	$146,387

HANCOCK FABRICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)

	Thirteen Weeks Ended
(in thousands, except per share amounts)	January 26, 2013	% of net sales	January 28, 2012	% of net sales

Net Sales	$81,724	100.0%	$81,437	100.0%
Cost of goods sold	49,795	60.9	52,261	64.2

Gross profit	31,929	39.1	29,176	35.8

Selling, general and administrative expense	28,189	34.5	32,106	39.4
Depreciation and amortization	911	1.1	1,028	1.3

Operating income (loss)	2,829	3.5	(3,958)	(4.9)

Interest expense, net	3,383	4.1	1,222	1.5

Loss before income taxes	(554)	(0.6)	(5,180)	(6.4)
Income taxes	-	-	-	-

Net loss	$(554)	(0.6)%	$(5,180)	(6.4)%

Basic and diluted loss per share:
Net loss	$(0.03)		$(0.26)

Weighted average shares outstanding:
Basic and diluted	20,306		19,903

	Fifty-two Weeks Ended
	January 26, 2013	% of net sales	January 28, 2012	% of net sales

Net Sales	$277,989	100.0%	$271,993	100%
Cost of goods sold	165,852	59.7	159,268	58.6

Gross profit	112,137	40.3	112,725	41.4

Selling, general and administrative expense	109,653	39.4	115,047	42.3
Depreciation and amortization	3,717	1.3	4,140	1.5

Operating loss	(1,233)	(0.4)	(6,462)	(2.4)

Interest expense, net	7,277	2.6	4,836	1.8

Loss before income taxes	(8,510)	(3.0)	(11,298)	(4.2)
Income taxes	-	-	-	-

Net loss	$(8,510)	(3.0)%	$(11,298)	(4.2)%

Basic and diluted loss per share:
Net loss	$(0.42)		$(0.57)

Weighted average shares outstanding:
Basic and diluted	20,046		19,846

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings (Loss) before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as net earnings before interest, income taxes, depreciation and amortization. The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash (used in) provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA excludes certain financial information compared with net income (loss) and net cash (used in) provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net loss and net cash (used in) provided by operating activities.

Hancock Fabrics, Inc.

Reconciliation of EBITDA

	(unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 26,	January 28,	January 26,	January 28,
(in thousands)	2013	2012	2013	2012

Net cash provided by (used in) operating activities before reorganization activities	$6,426	$3,545	$(11,278)	$(13,255)
Depreciation and amortization, including cost of goods sold	(1,381)	(1,732)	(5,352)	(6,068)
Amortization of deferred loan costs	(280)	(61)	(466)	(246)
Amortization of bond discount	(1,388)	(584)	(3,136)	(2,331)
Stock compensation expense	(25)	(66)	(718)	(341)
Inventory valuation reserve	95	337	634	4,601
Impairment on property and equipment, goodwill and other assets	-	(1,666)	-	(1,666)
Other	12	(449)	(360)	(38)
Changes in assets and liabilities	(4,013)	(4,504)	12,166	8,046

Net loss	(554)	(5,180)	(8,510)	(11,298)
Interest expense, net	3,383	1,222	7,277	4,836
Depreciation and amortization, including cost of goods sold	1,381	1,732	5,352	6,068

EBITDA	$4,210	$(2,226)	$4,119	$(394)